Exhibit 10.1

Larry Shultz
2934-1/2 Beverly Glen Circle
Suite 301
Bel Air, CA 90077                Re: Letter of Agreement for certain MPG Rights
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Dear Larry,

     This document will formalize our discussions and confirm our mutual agreement, effective as of July 5, 2005, in regards to your personal ownership rights in the Magnetic Piston (also known as "Pellet") Generator ("MPG") invention and its commercialization in association with a certain
California-based hybrid vehicle integrator ("HybridCo"), a certain California-based geothermal developer ("GeoCo"), and a certain California Geothermal Power Generator ("CalPowerCo"), all of whom you introduced to Encore.

     Encore (`the Company") acknowledges that over the last six months you ("Shultz") have been intimately involved and instrumental in the development of the Magnetic Piston Generator (the "MPG") invention with Robert Hunt; that you invested your own money in the MPG and contributed your own design ideas and applications to the MPG (including but not limited to motor vehicle, hybrid vehicle, solar thermal and natural gas pipeline pressure recovery applications), for which you may be entitled to ownership of certain intellectual property, patent rights and related business interests with HybridCo, GeoCo and CalPowerCo, all of which are not currently assigned to Encore, nor covered under Encore's existing license agreement with Mr. Robert Hunt under the "Encore Hunt License Agreement".

     The Company further acknowledges the value of your original idea, business strategy and efforts to develop a joint venture company with HybridCo to engineer and build MPG units for global hybrid vehicle applications (the "HybridCo Venture"), as well as the value of the technological credibility that HybridCo's involvement brings to the MPG technology and, in turn, to the Company. Furthermore, the Company recognizes the value of your original idea, business strategy and efforts to develop the MPG for global geothermal applications by securing the cooperation of the CalPowerCo to demonstrate the MPG in one of their geothermal wells in California; and the value of your introducing  various  geothermal  veterans,  with GeoCo,  to the  Company  which
initiated  the  Company's  entry  into  the  geothermal   business  (the  "GeoCo
Venture").

     Accordingly, Encore desires to enter into this Agreement with you to assign ownership to the Company of any and all such rights that you may own in and to the MPG and the HybridCo and GeoCo Ventures, so that will be no future doubt as to the Company owning control of all such rights in and to the MPG and the HybridCo and GeoCo Ventures, subject to the terms of the Encore Hunt License Agreement and this Agreement herein.

     Subject to the following terms and conditions, the Company desires you to assign, and you hereby agree to assign to the Company, any and all of your past, present or future rights in and to the MPG technology, to the GeoCo Venture and to the HybridCo Venture of your own creation and pro-active implementation. Accordingly, the Company and you hereby agree as follows:


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     1. In  consideration of the warrants being issued to you, you hereby assign and transfer all of your rights, title and interest to the Company in and to the Geothermal and HybridCo Ventures and in and to any and all intellectual property with regard to MPG technology in which you have any interest and you agree to execute assignments of such technology or of your interest in the ventures or any other documentation of such assignments and transfer as Company may reasonably request from time to time in order to document and establish in writing such assignment and transfer. In addition to assigning any and all rights that you may own in and to the MPG technology, and to the Geothermal and HybridCo Ventures, you also hereby assign and transfer your ownership rights to the Company of the following U.S. Trademark and Website addresses or Uniform Resource Locators ("URL's") relating to various MPG applications:

          A. Trademark: HeatSeeker / US Trademark Class 7 - Electric Generators.

               B. Websites:

                    i. WWW.RooftopEnergy.com
                    i. WWW.HybridMPG.com
                    ii. WWW.MPGenergy.com
                    iii. WWW.MPGhybrid.com
                    iv. WWW.MPGvehicle.com

You agree to execute assignments of the above items or any other documentation of such assignments and transfer as Company may reasonably request from time to time in order to document and establish in writing such assignment and transfer.

     2. As partial consideration for transferring all of your interests in and to the above named assets to Encore ("the company"), you will accept, and the Company will pay you, One Million Five Hundred Thousand (1,500,000) Encore share purchase warrants exercisable at Twenty-Cents ($0.20) per share, exercisable for a period of seven (7) years (the "Warrant Agreement") and issuable within thirty
(30) days of the execution of this agreement. The Warrant Agreement will be subject to your acknowledgement that the Company does not currently have sufficient Common Stock authorized to issue this warrant and is not able to issue such Common Stock. The Company will undertake at its next Shareholder meeting to seek the approval of an amendment to its Articles of Incorporation to increase the authorized number of share of Common Stock to be able to honor all such conversions and warrant exercises. If such amendment is not passed for any reason, the Company will issue, in lieu of such Common Stock, a series of preferred stock with rights and preferences materially identical to Common Stock (but with each preferred share representing a multiple number of shares of Common Stock), until such time as Common Stock can be issued by the Company. It is understood that if any of shares acquired upon the exercise of the warrants are issued as restricted shares, then the Company shall, subject to any SEC regulations or restrictions, offer you "piggy-back registration rights" and, upon filing a registration statement (SB-2, or otherwise), be obligated to register the Securities at the same time and at the sole cost and expense of the Company (other than brokerage fees and commissions), in the same registration statement, upon the same terms and conditions, as the Securities being offered by the Company in said registration statement. Such "piggyback" rights shall be subject to a right by an underwriter in an underwritten public offering to exclude such stock from the underwritten offering and Consultant acknowledges that in the event of such an underwritten offering, Consultant may be required to "lock up" Consultant's stock for some period after such offering is completed.

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     3. Joint Venture or Subsidiary Transactions.  The Company agrees to use its best efforts to license or sub-license, on a worldwide exclusive basis, any and all patent, copyright or other such intellectual property rights that the Company has in the MPG to a minimum of three separate Companies, Limited Liability Corporations (LLC), Limited Liability Partnerships (LLP), Joint Ventures (JV) or Subsidiary entities (collectively, the "Subsidiary Companies") that the Company will form with you, and others, to exploit the MPG for the following exclusive "Fields of Use":

          (a) Heavy Duty Motor Vehicles (weighing over 8,500 pounds),
          (b) Passenger & Light Truck Motor Vehicles (weighing less than 8,500 pounds), and
          (c) Solar Thermal ("rooftop solar and "concentrated solar" systems).

     The Company agrees to pay you an equity, stock, member or ownership interest equal to fifteen percent (15%) of the total amount of any equity, stock, member or ownership interest in any such Subsidiary Companies formed to exploit the MPG in the Fields of Use of Heavy Duty Motor Vehicles, Passenger & Light Truck Motor Vehicles and Solar Thermal applications. Your initial ownership interest of fifteen percent (15%) shall not be subject to dilution until after the first round(s) of financing aggregating not less than $1 million per Subsidiary Company by the Company or Investors in any Subsidiary Company. At a minimum, you and the Company shall each be entitled to one seat on the board of directors or board of managers of any Subsidiary Company formed under this Paragraph 3 subject to such requirements as may be imposed by the other Investors.

     The Company shall own all rights to exploit the MPG technology without any encumbrance by or obligations to you in all other Fields of Use and applications of the MPG, including but not limited to geothermal, ocean thermal, power plant and industrial waste heat recovery, compressed air, compressed gas and other pressure recovery applications, to which you disavow any ownership interest, subject to the terms and conditions of this Agreement.

If for any reason the Company is unable to convince other Investors to invest in the three Subsidiary Companies as needed in separate entities as contemplated above, the Company shall, in good faith, work with you to structure alternate transactions/structures that will result in your having substantially the same rights to economic returns as are anticipated by the above three "Subsidiary Company" structure.

     4. Furthermore, for a maximum of five (5) Subsidiary Companies formed by the Company or its affiliates in the Fields of Use of Heavy Duty Motor Vehicles, Passenger & Light Truck Motor Vehicles and Solar Thermal applications, you shall be appointed as a Consultant to and paid, upon suitable financing of the venture, a Minimum Consulting Fee of ten thousand dollars ($10,000.00) per month by each such Subsidiary Company for a term of five (5) years, provided that such consulting agreements shall be subject to such terms and conditions as may be reasonably required by third party Investors in light of usual and customary practice, including but not limited to rights to terminate if certain performance levels are not obtained, minimum time commitments and non-competition limitations. You shall receive the title of "Senior Consultant" and will give management advice and counsel to the board of directors, board of managers or management committees approved to manage such Subsidiary Companies. If such Minimum Consulting Fee is not paid by, or out of the budgets allocated to a Subsidiary Company formed to exploit the MPG in its given field of use or application, then the Minimum Consulting Fee shall be paid directly by the Company separately and in addition to any other monies payable to you by the Company under other agreements, if any, then in effect between you and the Company, but only to the extent that the Company is in fact receiving cash flow


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from each applicable  Subsidiary  Company  sufficient to make such payments with respect to such Subsidiary Company. If you cease to receive a consulting fee from a Subsidiary Company as a result of its termination in accord with the terms of that consulting agreement, the Company shall not be required to pay any consulting fee with respect to that Subsidiary Company.

     The parties acknowledge and agree that Larry Shultz is a member of the Encore Board of Directors, an Encore stockholder and a signatory to the Encore Clean Energy, Inc. Code of Ethics Agreement (the "Encore Ethics Agreement"). The material facts of Shultz's contributions, relationship with the parties named herein and his contemplated interests (ownership, financial, management and/or otherwise) in related businesses and ventures have been disclosed and are known to the Encore Board of Directors. A majority of the disinterested members of the Board of Directors of Encore, constituting a majority of the members of the Board of Directors of Encore, deemed it to be in the best interests of Encore to enter into this Agreement with Shultz and to waive compliance by Shultz with the Encore Ethics Agreement.

     Our signatures below constitute the basic terms of the Agreement between you and Encore. The terms outlined in this letter, as well as all necessary SEC or other such regulatory filings, will be prepared and formalized by the Company's lawyers within 30 business days of execution.

Sincerely,

Encore Clean Energy, Inc.   Accepted and Agreed to this 29th Day of August, 2005




Dan Hunter                                  /s/ Larry Shultz
CEO                                      ----------------------
                                                Larry Shultz

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